Exhibit 99.1

VYNE Therapeutics Reports 2025 Third Quarter Financial Results and Provides Business Update

•Company is progressing its previously initiated strategic review evaluating a range of options to maximize shareholder value, including assessment of internal pipeline opportunities and broader strategic alternatives

•12-week, non-clinical toxicology study of VYN202 in dogs to remedy the partial hold in male clinical subjects is ongoing; Company continues to evaluate potential opportunities for VYN202 as a treatment for serious, immune-mediated diseases

•Cash runway into first half of 2027 based on previously announced cost reductions

BRIDGEWATER, N.J., November 6, 2025 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”), a clinical-stage biopharmaceutical company focused on developing differentiated therapies to treat inflammatory and immune-mediated conditions with high unmet need, today reported financial results as of and for the quarter ended September 30, 2025, and provided a business update.

“Consistent with our focus on growing shareholder value, we have made considerable progress in evaluating a number of potential value-creating opportunities as part of our strategic review process, and we look forward to providing an update on these efforts as soon as possible,” said David Domzalski, President and Chief Executive Officer of VYNE. “In parallel, we initiated a repeat 12-week, non-clinical toxicology study in dogs for VYN202. We believe a successful outcome from this study will enable us to remove the partial hold for testing VYN202 in male clinical subjects across a range of potential immuno-inflammatory diseases.”

Business Updates
In August 2025, VYNE’s Board of Directors initiated a strategic review to evaluate a range of options to maximize stockholder value, including the assessment of the Company’s internal pipeline, financing opportunities and strategic alternatives. These alternatives may include strategic partnerships, licensing opportunities, merger or acquisition transactions, asset sales or other potential paths. As part of this process, which remains ongoing, the Company is evaluating opportunities for VYN202, including as part of broader strategic alternatives. In conjunction, the Company implemented cost reductions that are expected to extend its cash runway into the first half of 2027.

There can be no assurance that the process will result in any such transaction. VYNE’s Board of Directors has not set a timetable for the strategic review process. VYNE does not intend to provide updates until the Board approves a specific action or otherwise determines that disclosure is appropriate or required. The Company has engaged LifeSci Capital as a financial advisor to assist in the strategic review process.

Pipeline Overview

VYN202, an oral small molecule BD2-selective BET inhibitor:

•Preclinical and translational data highlight disease-modifying potential of VYN202. VYNE has evaluated VYN202 in areas such as nephrology, pulmonology, rheumatology and myeloproliferative neoplasms, among others. These data, combined with the promising preliminary data from seven subjects enrolled in the Company’s Phase 1b trial in moderate-to-severe plaque psoriasis, support the potential of VYN202 as a potent, disease-modifying therapy for the treatment of serious, immune-mediated diseases and hematological cancers with limited effective treatment options.

•Phase 1b trial in subjects with moderate-to-severe plaque psoriasis. In April 2025, the U.S. Food and Drug Administration (FDA) verbally placed a clinical hold on the Company’s Phase 1b trial evaluating VYN202 in subjects with moderate-to-severe plaque psoriasis following an observation of testicular toxicity in dogs from a non-clinical toxicology study of VYN202. In June 2025, the FDA lifted the clinical hold for two doses of VYN202 for female subjects. Further, the FDA has indicated that sufficient data from a 12-week non-clinical toxicology study of VYN202 in dogs would be required in order to resume studies in male clinical subjects. The design of this toxicology study has been agreed upon with the FDA, and the Company has initiated the repeat non-clinical toxicology study of VYN202 in dogs to remedy the partial hold in male clinical subjects. There were no serious adverse events observed in subjects that were enrolled in the Phase 1b trial. Following the clinical hold, VYNE made the decision to unblind the clinical data from the seven subjects who were enrolled in the study, the promising preliminary results of which are available here.

Repibresib gel, a locally-administered small molecule pan-BD BET inhibitor:

•In July 2025, VYNE reported topline results from its Phase 2b trial of repibresib gel in subjects with nonsegmental vitiligo, available here.

•The trial did not meet the primary or secondary endpoint of F-VASI50 and F-VASI75, however statistically significant effects were observed in key secondary and exploratory endpoints of change from baseline in F-VASI and T-VASI and proportion of patients achieving T-VASI50 at the 3% concentration. The Company believes the results from the trial were impacted by an unusually high vehicle effect and further impacted by a higher-than-expected dropout rate in the active arms of the trial relative to vehicle. The Company has discontinued treatment in the extension phase of the trial and is in the process of terminating the trial.

•Repibresib gel is covered by patents providing composition of matter patent exclusivity into at least 2042 in the United States and into at least 2040 in Europe, Japan and other large global pharmaceutical markets.

•VYNE is currently seeking a development and commercialization partner for this program.

Financial Results as of and for the Third Quarter Ended September 30, 2025
Cash position. As of September 30, 2025, VYNE had 32.7 million of cash, cash equivalents and marketable securities. Based on current operating assumptions, VYNE believes its cash, cash equivalents and marketable securities as of September 30, 2025 will be sufficient to fund its operations into the first half of 2027.
Share count. As of September 30, 2025, VYNE had 31,772,904 common shares issued and outstanding, and outstanding pre-funded warrants to purchase 11,059,574 shares of common stock at an exercise price of $0.0001 per share.
Revenues. Revenues totaled $0.2 million and $0.1 million for the three months ended September 30, 2025 and 2024, respectively, consisting of royalty revenue from our royalty agreement with LEO Pharma A/S, to whom VYNE previously licensed the rights to Finacea® foam.
Research and development expenses. VYNE’s research and development expenses for the three months ended September 30, 2025 were $5.3 million, representing a decrease of $5.0 million, or 48.7%, compared to $10.2 million for the three months ended September 30, 2024. The decrease was primarily driven by decreased expenses for repibresib and VYN202 of $3.9 million and $1.0 million, respectively. The $3.9 million decrease in expenses for repibresib was primarily driven by the timing of expenses for the Phase 2b trial in nonsegmental vitiligo, including the Company's decision to terminate the trial following the announcement of topline results in July 2025. The $1.0 million decrease in expenses for VYN202 was primarily driven by decreased clinical expenses for the Phase 1 trials evaluating VYN202, partially offset by a $1.0 million milestone payment made to Tay in the third quarter of 2025 under an amendment to the VYN202 License Agreement.

General and administrative expenses. VYNE’s general and administrative expenses for the three months ended September 30, 2025 were $2.7 million, representing a decrease of approximately $0.3 million, or 8.7%, compared to $3.0 million for the three months ended September 30, 2024. The decrease was primarily driven by a decrease in employee-related expenses of $0.2 million and consulting and professional fees of $0.1 million.
Net loss. Net loss and net loss per share for the quarter ended September 30, 2025 was $7.3 million and $0.17, respectively, compared to a net loss and net loss per share of $12.2 million and $0.29, for the comparable period in 2024.
About VYNE Therapeutics Inc.

VYNE is a clinical-stage biopharmaceutical company focused on developing differentiated therapies to treat inflammatory and immune-mediated conditions with high unmet need. VYNE's unique and proprietary BET inhibitors, which comprise its InhiBET™ platform, are designed to overcome limitations of early generation BET inhibitors by leveraging alternative routes of administration and enhanced selectivity.

For more information about VYNE Therapeutics Inc. or its product candidates, visit www.vynetherapeutics.com. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Investor Relations:
John Fraunces
LifeSci Advisors, LLC
917-355-2395
jfraunces@lifesciadvisors.com

Tyler Zeronda
VYNE Therapeutics Inc.
908-458-9106
Tyler.Zeronda@VYNEtx.com

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the strategic review, the completion of a strategic transaction and evaluation of VYNE’s internal development pipeline, including the continued clinical development of repibresib and/or VYN202, the clinical hold on the Phase 1b trial of VYN202, including the ability to potentially fully resolve such hold, VYNE’s projected cash runway, and other statements regarding the future expectations, plans and prospects of VYNE, including the ability of VYNE to find a partner for repibresib. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: VYNE’s ability to identify strategic alternatives or complete a strategic transaction; VYNE’s ability to successfully develop its product candidates; the timing of commencement of future preclinical studies and clinical trials; VYNE’s ability to complete and receive favorable results from clinical trials of its product candidates; VYNE’s ability to obtain additional funding, either through equity or debt financing transactions or collaboration arrangements; and VYNE’s ability to comply with various regulations applicable to its business. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, and VYNE’s other filings from time to time with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

Third-party products and company names mentioned herein may be the trademarks of their respective owners.

VYNE THERAPEUTICS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current Assets:
Cash and cash equivalents	$19,346	$19,926
Investment in marketable securities	13,354	41,590
Prepaid and other current assets	3,186	2,921
Total Current Assets	35,886	64,437
Non-current Assets:
Property and equipment, net	96	113
Operating lease right-of-use assets	—	93
Non-current prepaid expenses and other assets	150	2,262
Total Non-current Assets	246	2,468
Total Assets	$36,132	$66,905

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade payables	$1,197	$2,707
Accrued expenses	1,710	9,272
Employee related obligations	1,137	1,428
Operating lease liabilities	—	99
Other current liabilities	—	1,313
Total Current Liabilities	4,044	14,819
Total Liabilities	$4,044	$14,819

Commitments and Contingencies

Stockholders' Equity:
Preferred stock: $0.0001 par value; 20,000,000 shares authorized at September 30, 2025 and December 31, 2024; no shares issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Common stock: $0.0001 par value; 150,000,000 shares authorized at September 30, 2025 and December 31, 2024; 31,772,904 and 14,830,013 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	3	1
Additional paid-in capital	784,897	783,235
Accumulated other comprehensive income	4	20
Accumulated deficit	(752,816)	(731,170)
Total Stockholders' Equity	32,088	52,086
Total Liabilities and Stockholders’ Equity	$36,132	$66,905
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VYNE THERAPEUTICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars and share data in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Royalty revenues	$169	$121	$440	$417
Total revenues	169	121	440	417

Operating expenses:
Research and development	5,256	10,248	16,260	21,262
General and administrative	2,705	2,964	8,710	10,022
Total operating expenses	7,961	13,212	24,970	31,284
Operating loss	(7,792)	(13,091)	(24,530)	(30,867)
Other income, net	366	934	2,754	3,074
Loss from continuing operations before income taxes	(7,426)	(12,157)	(21,776)	(27,793)
Income tax expense	—	—	—	—
Loss from continuing operations	(7,426)	(12,157)	(21,776)	(27,793)
Income (loss) from discontinued operations, net of income taxes	146	—	130	(19)
Net loss	$(7,280)	$(12,157)	$(21,646)	$(27,812)

Loss per share from continuing operations, basic and diluted	$(0.17)	$(0.29)	$(0.51)	$(0.65)
Loss per share from discontinued operations, basic and diluted	$—	$—	$—	$—
Loss per share, basic and diluted	$(0.17)	$(0.29)	$(0.51)	$(0.65)

Weighted average shares outstanding - basic and diluted	42,801	42,587	42,745	42,592
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.